Exhibit 99.1

SUNEDISON RECEIVES FINAL BANKRUPTCY COURT APPROVAL

OF DEBTOR-IN-POSSESSION FINANCING

Maryland Heights, Mo., June 10, 2016 - /PRNewswire/ — SunEdison, Inc. (OTC PINK: SUNEQ) said today that it has received final Bankruptcy Court approval of debtor-in-possession (DIP) financing in the form of new capital totaling up to $300 million provided by a consortium of first and second lien lenders.

These financial resources will be made available to the Company under the terms of the DIP Credit Agreement to support its continuing business operations, minimize disruption to its worldwide projects and partnerships, and make necessary operational changes.

SunEdison and certain of its domestic and international subsidiaries filed voluntary petitions for reorganization under chapter 11 in the Southern District of New York on April 21, 2016.

About SunEdison

SunEdison develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. The company is one of the leading renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices around the world.

Forward-Looking Statements

This press release contains forward-looking statements with respect to our Chapter 11 filing and related matters. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Important factors that could cause our actual results to differ materially from those anticipated in the forward-looking statements include, among other things: (i) the ability of SunEdison to develop, prosecute, confirm and consummate the Chapter 11 plan of reorganization; (ii) the potential adverse effect of the Chapter 11 filing on SunEdison’s liquidity and operations and the risks associated with operating businesses under Chapter 11 protection; (iii) the ability of SunEdison to comply with the terms of the DIP financing facility; (iv) SunEdison’s ability to obtain additional financing; (v) SunEdison’s ability to retain key management and employees, (vi) customer response to the Chapter 11 filing; and (vii) the risk factors or uncertainties listed from time to time in SunEdison’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the company’s Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

Forward-looking statements speak only as of the date of this release. We undertake no obligation to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Contact:

Gordon Handelsman

ghandelsman@sunedison.com

(650) 632-6120